EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2022 Results

EDINBURG, Va., Nov. 02, 2022 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced third quarter 2022 financial and operating results.

Third Quarter 2022 Highlights

  Glo Fiber data net adds were approximately 4,000, an increase of 90.1% over the third quarter 2021 and 19.3% over the second quarter 2022.
  Revenue grew 7.5% to $66.9 million over the same period a year ago driven by 127.6% and 3.8% growth in Glo Fiber and incumbent cable data RGUs, respectively.
  Glo Fiber homes and businesses passed grew 16.4% sequentially to approximately 131,000.

“We had another record quarter for Glo Fiber net additions and we reached another important milestone in the third quarter with our Glo Fiber service contributing positive incremental Adjusted EBITDA for the first time since our launch of service three years ago,” said President and CEO, Christopher E. French. "We continue to build momentum against our competition and believe we are well positioned to continue to win market share with our fiber-to-the-home platform, strong liquidity position and de-levered balance sheet."

Shentel's third-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, November 2, 2022. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/

Consolidated Third Quarter 2022 Results

  Revenue in the third quarter of 2022 grew 7.5% to $66.9 million compared with the third quarter of 2021, due to Broadband segment revenue growth of 7.7% and Tower segment revenue growth of 5.1%.
  Loss from continuing operations per share was $0.05 in the third quarter of 2022 compared with income per share from continuing operations of $0.13 in the third quarter of 2021. The decline was due primarily to higher depreciation from shortening the remaining life of Beam fixed assets and a lower non-cash tax benefit.
  Adjusted EBITDA in the third quarter of 2022 of $19.0 million was consistent with the third quarter of 2021, due to Tower segment growth of 15.0% offset by 5.3% higher Corporate expenses.

Broadband

  During the third quarter of 2022, the Company entered into a definitive asset purchase agreement (the "Spectrum Purchase Agreement") with a wireless carrier pursuant to which the Company agreed to sell certain spectrum licenses and leases utilized in the Company's Beam branded fixed wireless service for total consideration of approximately $21.1 million (the "Spectrum Transaction"). The total consideration will be composed of $17.3 million cash and approximately $3.8 million of liabilities to be assumed by the wireless carrier. The Spectrum Transaction is expected to close in the first half of 2023 subject to the receipt of regulatory approvals and other customary closing conditions. As a result of the Spectrum Transaction, the Company plans to cease its Beam operations at the remaining Beam fixed wireless sites upon or prior to the closing of the Spectrum Transaction. As a result of the cease of Beam service and related decommissioning of the remaining Beam fixed wireless sites after they cease operations, the Company has revised the useful lives for these sites to reflect operation through the cease of service date, resulting in the acceleration of depreciation for the related assets. Finally, as a result of the Spectrum Purchase Agreement, the Company re-classified the remaining Beam assets and liabilities as held for sale and is no longer reporting Beam customers in its Broadband Revenue Generating Units ("RGUs").
  Total broadband data Revenue Generating Units ("RGUs") as of September 30, 2022, were 130,238, representing 13.9% year over year growth. Penetration for incumbent cable and Glo Fiber were 52% and 16%, respectively, compared to 50% and 15%, respectively, as of September 30, 2021. Total Glo Fiber passings grew year over year by approximately 70,100.
  Broadband revenue in the third quarter of 2022 grew $4.5 million, or 7.7%, to $62.4 million compared with $57.9 million in the third quarter of 2021, primarily driven by a $3.9 million, or 8.7%, increase in Residential and Small and Medium Business ("SMB") revenue due to a 127.6% and 3.8% increase, respectively, in Glo Fiber and incumbent cable broadband data RGUs.
  Cost of services increased approximately $1.9 million, or 7.6%, compared with the three months ended September 30, 2021 due to increases in compensation and maintenance expenses. Compensation increased due to higher salary and wages, medical expenses and headcount to support Glo Fiber expansion. Maintenance increased due to higher cable replacement, fuel and field engineering costs.
  Selling, general and administrative expense increased $2.0 million, or 17.2%, compared with the three months ended September 30, 2021, due primarily to higher compensation expense, advertising, bad debt and property taxes. Compensation increased due to higher salary and wages, medical expenses and headcount to support Glo Fiber expansion.
  Depreciation and amortization expense increased $4.6 million, or 37.5%, compared with the three months ended September 30, 2021, primarily as a result of our network expansion of our Glo Fiber network and due to the acceleration of depreciation associated with Beam assets as discussed above.
  Broadband operating income in the third quarter of 2022 was $4.8 million, compared to $9.4 million in the third quarter of 2021, due primarily to higher depreciation.
  Broadband Adjusted EBITDA in the third quarter of 2022 was $22.2 million, consistent with the third quarter of 2021.

Tower

  Revenue increased approximately $0.2 million, or 5.1%, for the three months ended September 30, 2022 compared with the three months ended September 30, 2021, primarily due to an increase in revenue per tenant.
  Tower operating income in the third quarter of 2022 was $2.6 million, compared to $2.2 million in the third quarter of 2021.
  Tower Adjusted EBITDA in the third quarter of 2022 grew 15.1% to $3.0 million, compared with $2.6 million for the third quarter of 2021.

Other Information

  As of September 30, 2022, our cash and cash equivalents totaled $33.0 million and the availability under our delayed draw term loans and revolving line of credit was $375.0 million, for total available liquidity of $408.0 million. On July 1, 2022, we borrowed a total of $25.0 million in term loans. We expect to draw the remaining $275 million in delay draw term loans by June 30, 2023.
  Capital expenditures were $132.4 million for the nine months ended September 30, 2022 compared with $118.8 million in the comparable 2021 period. The $13.6 million increase in capital expenditures was primarily due to higher spending in the Broadband segment driven by the expansion of our Glo Fiber network.

Conference Call and Webcast

Date: Wednesday, November 2, 2022
Time: 8:30 A.M. (ET)
Dial in number: 833-630-1956

A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at http://investor.shentel.com/.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art cable, fiber optic and fixed wireless networks to customers in the Mid-Atlantic United States. The Company’s services include: broadband internet, video, and voice; fiber optic Ethernet, wavelength and leasing; and tower colocation leasing. The Company owns an extensive regional network with over 8,000 route miles of fiber and over 200 macro cellular towers. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission. Those factors may include natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, changes in general economic conditions including high inflation, increases in costs, changes in regulation and other competitive factors. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President and Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Service revenue and other	$66,924	$62,244	$197,359	$182,635
Operating expenses:
Cost of services exclusive of depreciation and amortization	27,477	25,747	80,572	73,819
Selling, general and administrative	22,227	20,238	69,152	60,711
Restructuring expense	641	1,160	1,031	1,821
Impairment expense	477	—	4,884	99
Depreciation and amortization	17,873	14,248	47,008	40,714
Total operating expenses	68,695	61,393	202,647	177,164
Operating (loss) income	(1,771)	851	(5,288)	5,471
Other (expense) income:
Other (expense) income, net	(1,208)	138	(1,967)	3,076
(Loss) income from continuing operations before income taxes	(2,979)	989	(7,255)	8,547
Income tax benefit	(251)	(5,506)	(699)	(2,519)
(Loss) income from continuing operations	(2,728)	6,495	(6,556)	11,066
Discontinued operations:
(Loss) income from discontinued operations, net of tax	—	(406)	—	99,632
Gain on the sale of discontinued operations, net of tax	—	886,732	—	886,732
Total income from discontinued operations, net of tax	—	886,326	—	986,364
Net (loss) income	(2,728)	892,821	(6,556)	997,430

Other comprehensive income:
Unrealized income on interest rate hedge, net of tax	—	3,620	—	4,706
Comprehensive (loss) income	$(2,728)	$896,441	$(6,556)	$1,002,136

Net (loss) income per share, basic and diluted:
Basic - (Loss) income from continuing operations	$(0.05)	$0.13	$(0.13)	$0.22
Basic - Income from discontinued operations, net of tax	$—	$17.73	$—	$19.73
Basic net (loss) income per share	$(0.05)	$17.86	$(0.13)	$19.95

Diluted - (Loss) income from continuing operations	$(0.05)	$0.13	$(0.13)	$0.22
Diluted - Income from discontinued operations, net of tax	$—	$17.68	$—	$19.67
Diluted net (loss) income per share	$(0.05)	$17.81	$(0.13)	$19.89

Weighted average shares outstanding, basic	50,183	49,984	50,153	49,984
Weighted average shares outstanding, diluted	50,183	50,120	50,153	50,136

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$33,033	$84,344
Accounts receivable, net of allowance for doubtful accounts of $371 and $352, respectively	23,592	22,005
Income taxes receivable	29,457	30,188
Prepaid expenses and other	11,915	29,830
Current assets held for sale	19,742	—
Total current assets	117,739	166,367
Investments	12,784	13,661
Property, plant and equipment, net	641,407	554,162
Intangible assets, net and goodwill	81,612	69,853
Operating lease right-of-use assets	55,749	56,414
Deferred charges and other assets	13,167	10,298
Non-current assets held for sale	—	19,978
Total assets	$922,458	$890,733
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$105	$—
Accounts payable	35,836	28,542
Advanced billings and customer deposits	11,443	11,128
Accrued compensation	10,721	9,653
Current operating lease liabilities	2,962	3,318
Accrued liabilities and other	14,040	14,611
Current liabilities held for sale	3,834	38
Total current liabilities	78,941	67,290
Long-term debt, less current maturities, net of unamortized loan fees	24,869	—
Other long-term liabilities:
Deferred income taxes	84,639	86,014
Asset retirement obligations	9,727	9,615
Benefit plan obligations	7,711	8,216
Non-current operating lease liabilities	52,001	51,692
Other liabilities	22,059	21,824
Non-current liabilities held for sale	—	3,807
Total other long-term liabilities	176,137	181,168
Commitments and contingencies (Note 12)
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 50,098 and 49,965 issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid in capital	56,143	49,351
Retained earnings	586,368	592,924
Total shareholders’ equity	642,511	642,275
Total liabilities and shareholders’ equity	$922,458	$890,733

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(6,556)	$997,430
Income from discontinued operations, net of tax	—	986,364
(Loss) income from continuing operations	(6,556)	11,066
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	47,008	40,714
Stock-based compensation expense	7,299	1,953
Impairment expense	4,884	99
Deferred income taxes	(1,374)	4,180
Bad debt expense	1,252	755
Other, net	1,638	(31)
Changes in assets and liabilities:
Accounts receivable	1,157	(1,195)
Current income taxes	731	(6,870)
Operating lease assets and liabilities, net	618	(214)
Other assets	(1,056)	(8,066)
Accounts payable	(608)	(5,626)
Other deferrals and accruals	1,212	(5,193)
Net cash provided by operating activities - continuing operations	56,205	31,572
Net cash provided by operating activities - discontinued operations	—	121,067
Net cash provided by operating activities	56,205	152,639

Cash flows from investing activities:
Capital expenditures	(132,357)	(118,800)
Proceeds from sale of investments	793	90
Proceeds from sale of assets and other	922	110
Net cash used in investing activities - continuing operations	(130,642)	(118,600)
Net cash provided by investing activities - discontinued operations	—	1,944,063
Net cash (used in) provided by investing activities	(130,642)	1,825,463

Cash flows from financing activities:
Proceeds from credit facility borrowings	25,000	—
Taxes paid for equity award issuances	(986)	(1,627)
Dividends paid, net of dividends reinvested	—	(936,850)
Payments for debt issuance costs	—	(841)
Payments for financing arrangements and other	(888)	(1,081)
Net cash provided by (used in) financing activities - continuing operations	23,126	(940,399)
Net cash used in financing activities - discontinued operations	—	(700,556)
Net cash provided by (used in) financing activities	23,126	(1,640,955)
Net (decrease) increase in cash and cash equivalents	(51,311)	337,147
Cash and cash equivalents, beginning of period	84,344	195,397
Cash and cash equivalents, end of period	$33,033	$532,544

Supplemental Disclosures of Cash Flow Information
Interest paid	$243	$10,397
Income taxes paid	$—	$24,900

Non-GAAP Financial Measures
Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of net income (loss) from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Three Months Ended September 30, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss) from continuing operations	$4,752	$2,590	$(10,070)	$(2,728)
Depreciation and amortization	16,791	445	637	17,873
Impairment expense	477	—	—	477
Other expense (income), net	58	—	1,150	1,208
Income tax benefit	—	—	(251)	(251)
Stock-based compensation	—	—	1,771	1,771
Restructuring charges and other	169	—	472	641
Adjusted EBITDA	$22,247	$3,035	$(6,291)	$18,991

Adjusted EBITDA margin	36%	65%	N/A	28%

Three Months Ended September 30, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss) from continuing operations	$9,337	$2,163	$(5,005)	$6,495
Depreciation and amortization	12,211	468	1,569	14,248
Other expense (income), net	63	—	(201)	(138)
Income tax benefit	—	—	(5,506)	(5,506)
Stock-based compensation	—	—	1,119	1,119
Restructuring charges and other	676	6	2,048	2,730
Adjusted EBITDA	$22,287	$2,637	$(5,976)	$18,948

Adjusted EBITDA margin	38%	59%	N/A	30%

Nine Months Ended September 30, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss) from continuing operations	$16,921	$7,628	$(31,105)	$(6,556)
Depreciation and amortization	42,724	1,562	2,722	47,008
Impairment expense	4,884	—	—	4,884
Other expense (income), net	177	—	1,790	1,967
Income tax benefit	—	—	(699)	(699)
Stock-based compensation	—	—	7,299	7,299
Restructuring charges and other	629	—	402	1,031
Adjusted EBITDA	$65,335	$9,190	$(19,591)	$54,934

Adjusted EBITDA margin	36%	65%	N/A	28%

Nine Months Ended September 30, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss) from continuing operations	$27,670	$7,374	$(23,978)	$11,066
Depreciation and amortization	35,648	1,398	3,668	40,714
Impairment expense	99	—	—	99
Other expense (income), net	195	—	(3,271)	(3,076)
Income tax benefit	—	—	(2,519)	(2,519)
Stock-based compensation	—	—	1,953	1,953
Restructuring charges and other	924	6	2,713	3,643
Adjusted EBITDA	$64,536	$8,778	$(21,434)	$51,880

Adjusted EBITDA margin	38%	64%	N/A	28%

Segment Results

Three Months Ended September 30, 2022:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$48,700	$—	$—	$48,700
Commercial Fiber	9,522	—	—	9,522
RLEC & Other	4,139	—	—	4,139
Tower lease	—	4,610	—	4,610
Service revenue and other	62,361	4,610	—	66,971
Intercompany revenue and other	25	67	(139)	(47)
Total revenue	62,386	4,677	(139)	66,924
Operating expenses
Cost of services	26,193	1,384	(100)	27,477
Selling, general and administrative	13,946	258	8,023	22,227
Restructuring expense	169	—	472	641
Impairment expense	477	—	—	477
Depreciation and amortization	16,791	445	637	17,873
Total operating expenses	57,576	2,087	9,032	68,695
Operating income (loss)	$4,810	$2,590	$(9,171)	$(1,771)

Three Months Ended September 30, 2021:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$44,783	$—	$—	$44,783
Commercial Fiber	9,059	—	—	9,059
RLEC & Other	3,972	—	—	3,972
Tower lease	—	4,356	—	4,356
Service revenue and other	57,814	4,356	—	62,170
Revenue for service provided to the discontinued Wireless operations	99	93	(118)	74
Total revenue	57,913	4,449	(118)	62,244
Operating expenses
Cost of services	24,333	1,504	(90)	25,747
Selling, general and administrative	11,898	314	8,026	20,238
Restructuring expense	71	—	1,089	1,160
Depreciation and amortization	12,211	468	1,569	14,248
Total operating expenses	48,513	2,286	10,594	61,393
Operating income (loss)	$9,400	$2,163	$(10,712)	$851

Nine Months Ended September 30, 2022:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$143,512	$—	$—	$143,512
Commercial Fiber	27,924	—	—	27,924
RLEC & Other	11,952	—	—	11,952
Tower lease	—	13,971	—	13,971
Service revenue and other	183,388	13,971	—	197,359
Intercompany revenue and other	124	255	(379)	—
Total revenue	183,512	14,226	(379)	197,359
Operating expenses
Cost of services	76,801	4,054	(283)	80,572
Selling, general and administrative	41,376	982	26,794	69,152
Restructuring expense	629	—	402	1,031
Impairment expense	4,884	—	—	4,884
Depreciation and amortization	42,724	1,562	2,722	47,008
Total operating expenses	166,414	6,598	29,635	202,647
Operating income (loss)	$17,098	$7,628	$(30,014)	$(5,288)

Nine Months Ended September 30, 2021:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$131,702	$—	$—	$131,702
Commercial Fiber	21,975	—	—	21,975
RLEC & Other	11,208	—	—	11,208
Tower lease	—	8,525	—	8,525
Service revenue and other	164,885	8,525	—	173,410
Revenue for service provided to the discontinued Wireless operations	4,409	5,203	(387)	9,225
Total revenue	169,294	13,728	(387)	182,635
Operating expenses
Cost of services	70,050	4,070	(301)	73,819
Selling, general and administrative	35,429	886	24,396	60,711
Restructuring expense	203	—	1,618	1,821
Impairment expense	99	—	—	99
Depreciation and amortization	35,648	1,398	3,668	40,714
Total operating expenses	141,429	6,354	29,381	177,164
Operating income (loss)	$27,865	$7,374	$(29,768)	$5,471

Supplemental Information

Broadband Operating Statistics

	September 30, 2022	September 30, 2021
Broadband homes and businesses passed (1)	342,741	271,849
Incumbent Cable	211,829	211,013
Glo Fiber	130,912	60,836

Residential & Small and Medium Business ("SMB") RGUs:
Broadband Data	130,238	114,388
Incumbent Cable	109,132	105,116
Glo Fiber	21,106	9,272
Video	48,092	50,652
Voice	39,801	34,592
Total Residential & SMB RGUs (excludes RLEC)	218,131	199,632

Residential & SMB Penetration (2)
Broadband Data	38.0%	42.1%
Incumbent Cable	51.5%	49.8%
Glo Fiber	16.1%	15.2%
Video	14.0%	18.6%
Voice	12.2%	13.6%

Fiber route miles	8,072	7,219
Total fiber miles (3)	622,095	469,387

______________________________________________________

(1)	Homes and businesses are considered passed (“passings") if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2)	Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3)	Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Residential and SMB Revenue:
Broadband	$30,670	$26,590	$88,887	$76,693
Incumbent Cable	26,502	24,780	78,488	72,421
Glo Fiber	4,168	1,810	10,399	4,272
Video	14,914	15,391	45,465	46,654
Voice	3,041	2,968	8,951	8,760
Discounts, adjustments and other	75	(166)	209	(405)
Total Revenue	$48,700	$44,783	$143,512	$131,702

Average RGUs:
Broadband Data	127,579	112,338	123,271	108,749
Incumbent Cable	108,481	104,150	107,603	102,319
Glo Fiber	19,098	8,188	15,668	6,430
Video	48,456	50,921	49,016	51,691
Voice	39,659	34,789	37,653	33,904

ARPU: (1)
Broadband	$80.05	$78.85	$80.03	$78.33
Incumbent Cable	$81.43	$79.31	$81.05	$78.64
Glo Fiber	$72.75	$73.69	$73.74	$73.82
Video	$102.59	$100.75	$103.06	$100.28
Voice	$25.56	$28.44	$26.41	$28.71

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(1)	Average Revenue Per RGU calculation = (Residential & SMB Revenue * 1,000) / average RGUs / 3 months

Tower Operating Statistics

	September 30, 2022	September 30, 2021
Macro tower sites	222	223
Tenants	457	470
Average tenants per tower	2.0	2.0